First Security Announces Receipt of Nasdaq Notification

CHATTANOOGA, TN — January 7, 2011 — First Security Group, Inc. (Nasdaq: FSGI) announced today that it received a notice on January 3, 2011 from the Nasdaq Stock Market (“Nasdaq”) that its stock had closed below $1.00 per share for 30 consecutive business days, and was therefore not in compliance with Nasdaq Marketplace Rule 5450(a)(1) (the “Bid Price Rule”). The notification was expected given First Security’s stock price at year-end and has no immediate effect on the listing or trading of the stock on Nasdaq.

In accordance with Marketplace Rule 5810(c)(3)(A), First Security may regain compliance with the Bid Price Rule if its stock closes at or above $1.00 for at least ten consecutive business days by June 29, 2011. Since closing below $1.00 on December 31, 2010, First Security’s stock has closed above $1.00 per share for five consecutive business days, and closed today at $1.17 per share. In the event First Security does not regain compliance with the Bid Price Rule prior to the expiration of the grace period, it will receive written notification from Nasdaq that its securities are subject to delisting from the Nasdaq Global Select Market. At that time, First Security may be permitted to transfer its common stock to the Nasdaq Capital Market if its common stock otherwise satisfies all applicable criteria for listing.

First Security notes that the shareholder approval to issue up to $50 million worth of its common stock at a discount to market value expired on December 31, 2010. First Security believes that this shareholder approval likely put negative pressure on the stock through December 31, 2010, and that its expiration is a contributing factor to the stock price closing above $1.00 per share each day subsequent to December 31, 2010. First Security continues to consider a variety of strategic alternatives intended to achieve and maintain elevated capital ratios.

Recent additions to First Security’s Board of Directors, the hiring of a new President and Chief Operating Officer, and the continued implementation of strategic initiatives are expected to enhance FSGBank’s overall health and competitive position, and the management team believes that this will be reflected ultimately in First Security’s stock value. In recent quarters, strategic initiatives to position First Security for short-term stability and long-term success have been focused in the areas of capital, liquidity, asset quality, credit administration and management.

First Security will actively monitor the bid price of its stock and will consider available options to resolve the deficiency and regain compliance with the Nasdaq requirements. First Security intends to maintain its listing on Nasdaq.

About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.2 billion in assets. Founded in 1999, First Security's community bank subsidiary, FSGBank, N.A. has 37 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

Note Regarding Forward Looking Statements
Some of our statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.

These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to the following: deterioration in the financial condition of borrowers; changes in loan underwriting, credit review or loss reserve policies; the failure of assumptions underlying the establishment of reserves for possible loan losses; changes in political and economic conditions; changes in financial market conditions; fluctuations in markets for equity, fixed-income, commercial paper and other securities, which could affect availability, market liquidity levels, and pricing; governmental monetary and fiscal policies, as well as legislative and regulatory changes; First Security’s participation or lack of participation in governmental programs; First Security’s lack of participation in a “stress test” under the Federal Reserve’s Supervisory Capital Assessment Program; the effects of competition from other commercial banks, thrifts, and other financial institutions; and the effect of any mergers, acquisitions or other transactions, to which we or our subsidiary may from time to time be a party.

Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this release as a result of new information or other circumstances that may become known to First Security.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Note. Our actual results may differ significantly from those we discuss in these forward-looking statements.

Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.

Contact Information
At First Security:	Media Contact:
William L. (Chip) Lusk, Jr., CFO	Melissa P. Kelly
(423) 266-2000	(931) 636-0909
clusk@FSGBank.com	principal@mpkandassociates.com